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                                   SCHEDULE A

         Payments under the Agreement to CFS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

         Each Fund shall pay CFS for the services to be provided by CFS under the Agreement an amount equal to the sum of the following:

         1. An account fee for Open Accounts of $28.00 per annum if the Fund is an Equity Fund, $34.00 per annum if the Fund is a Fixed Income Fund or $33.50 per annum if the Fund is a Money Market Fund (all as indicated in Appendix I); PLUS

         2. The Fund's Allocated Share of CFS Reimbursable Out-of-Pocket Expenses (except for those Funds designated with (*) in Appendix I, which shall pay CFS as described below).

         In addition, CFS shall be entitled to retain as additional compensation for its services all CFS revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due CFS from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

         All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds' independent accountants.

Definitions

                           "Allocated Share" for any month means that percentage of CFS Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described in Exhibit 1 hereto.

                           "CFS Reimbursable Out-of-Pocket Expenses" means (i) out-of-pocket expenses incurred on behalf of the Funds by CFS for stationery, forms, postage and similar items, (ii) networking account fees paid to dealer firms by CFS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and (iii) fees paid by CFS or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

                           "Distributor Fees" means the amount due CFS pursuant to any agreement with the Funds' principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Funds.

                           "Open Accounts" is any account on the books of CFS representing record ownership of shares of the Funds which as of the first day of any calendar month has a share balance greater than zero. The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

The Funds designated with (*) in Appendix I shall reimburse CFS monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

-        Microfiche/microfilm production

-        Magnetic media tapes and freight

- Printing costs, including certificates, envelopes, checks and stationery

- Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Trusts

                                      A-1

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*        Due diligence mailings

* Telephone and telecommunication costs, including all lease, maintenance and line costs

*        Ad hoc reports

*        Proxy solicitations, mailings and tabulations

*        Daily & Distribution advice mailings

*        Shipping, Certified and Overnight mail and insurance

*        Year-end forms and mailings

* Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

*        Duplicating services

*        Courier services

*        Incoming and outgoing wire charges

*        Federal Reserve charges for check clearance

*        Overtime, as approved in advance by the Trusts

*        Temporary staff, as approved in advance by the Trusts

*        Travel and entertainment, as approved in advance by the Trusts

* Record retention as required by the Trusts, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors

*        Third party audit reviews

*        Ad Hoc SQL time

*        Insurance

* Such other miscellaneous expenses reasonably incurred by CFS in performing its duties and responsibilities under this Agreement.

The Funds designated with (*) in Appendix I agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CFS. In addition, the Funds will promptly reimburse CFS for any other unscheduled expenses incurred by CFS whenever the Funds and CFS mutually agree that such expenses are not otherwise properly borne by CFS as part of its duties under the Agreement.

                                      A-2

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                                    Exhibit 1

                          METHODOLOGY OF ALLOCATING CFS
                       REIMBURSABLE OUT-OF-POCKET EXPENSES

1. CFS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

         A.       Identifiable               Based on actual services performed
                                             and invoiced to a Fund.

         B.       Unidentifiable             Allocation will be based on three
                                             evenly weighted factors.

                                             -    number of shareholder accounts

                                             -    number of transactions

                                             -    average assets

                                      A-3